UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2021

To the Stockholders of Coherus BioSciences, Inc.:

The 2021 Annual Meeting of Stockholders, or the 2021 Annual Meeting, of Coherus BioSciences, Inc., a Delaware corporation, or the Company, will be held on May 21, 2021 at 1:00 p.m. local time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/CHRS2021 by using the 16-digit control number that appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.

The 2021 Annual Meeting will be held for the following purposes:

1.	To elect three Class I directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are elected;
2.	To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; and
3.	To transact such other business as may properly come before the 2021 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on March 26, 2021 may vote at the 2021 Annual Meeting or any adjournments or postponements that take place.

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2020 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the virtual 2021 Annual Meeting via the internet. Whether or not you plan to attend the 2021 Annual Meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the virtual 2021 Annual Meeting may vote at the meeting, even if the stockholder has already returned a proxy card or voting instruction card.

Our Board of Directors recommends that you vote “FOR” the election of its director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

By Order of the Board of Directors:
/s/ McDavid Stilwell
McDavid Stilwell Chief Financial Officer

Redwood City, California

April 09, 2021

COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2021

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2021

This proxy statement and our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at our website at www.coherus.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because the Board of Directors of Coherus BioSciences, Inc., or the Company, is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, or the 2021 Annual Meeting, or any adjournments or postponements that take place. The 2021 Annual Meeting will be held on May 21, 2021 at 1:00 p.m. local time, virtually at www.virtualshareholdermeeting.com/CHRS2021. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. As a stockholder, you are invited to attend the 2021 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2021 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

●	This proxy statement, which includes information regarding the proposals to be voted on at the 2021 Annual Meeting, the voting process, corporate governance, the compensation of our directors and named executive officers, and other required information;
●	Our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and
●	The proxy card or a voting instruction card for the 2021 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 09, 2021.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2021 Annual Meeting?

Only stockholders of record at the close of business on March 26, 2021 will be entitled to vote at the 2021 Annual Meeting. On this record date, there were 73,108,089 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 26, 2021, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual 2021 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2021 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on March 26, 2021, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2021 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2021 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the virtual 2021 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are two proposals scheduled for a vote at the 2021 Annual Meeting:

●	Proposal No. 1 – To elect three Class I directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are elected; and
●	Proposal No. 2 – To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to our Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual 2021 Annual Meeting or vote by proxy by telephone or Internet or by mail. Whether or not you plan to attend the 2021 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2021 Annual Meeting and vote by following the instructions described below even if you have already voted by proxy.

●	To vote by attending the virtual 2021 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/CHRS2021 during the 2021 Annual Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page 4 of this proxy statement.
●	To vote by proxy by telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.
●	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote at the virtual 2021 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a vote at the 2021 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of March 26, 2021.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1); and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 (Proposal No. 2). If any other matter is properly presented at the 2021 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2021 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy with a later date.
●	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.
●	You may attend the virtual 2021 Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the 2021 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

How do I attend the virtual 2021 Annual Meeting?

The live audio webcast of the 2021 Annual Meeting will begin promptly at 1:00 p.m. local time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the 2021 Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the 2021 Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/CHRS2021 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions prior to or at the virtual 2021 Annual Meeting?

Stockholders may submit questions and vote on the day of, or during, the 2021 Annual Meeting on www.virtualshareholdermeeting.com/CHRS2021. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our 2021 Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the 2021 Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the 2021 Annual Meeting. Answers to any questions not addressed during the meeting will be posted following the meeting on our website at http://investors.coherus.com. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Is technical assistance provided before and during the virtual 2021 Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual 2021 Annual Meeting, we will have our support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at:

+1 800 586 1548 (U.S. Domestic Toll Free)

303 562 9288 (International)

These numbers will not be able to help with procuring your 16-digit control number to gain access to the meeting. Control numbers can be found in your proxy materials or requested through your bank or broker.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the 2021 Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the 2021 Annual Meeting. On the record date, there were 73,108,089 shares outstanding and entitled to vote. Accordingly, the holders of 36,554,045 shares must be present at the 2021 Annual Meeting or represented by proxy to have a quorum. Your shares will be counted toward the quorum at the 2021 Annual Meeting only if you vote at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the 2021 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2021 Annual Meeting. The Inspector of Elections will separately count:

●	“FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors); and
●	“FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2021).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors is a “non-routine” matter, but Proposal No. 2 to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021 is a “routine” matter. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1. Broker non-votes will not be counted toward the vote total for any proposal at the 2021 Annual Meeting.

How many votes are needed to approve each proposal?

●	Proposal No. 1 – To elect three Class I directors to hold office until the 2024 annual meeting of the Company’s stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.
●	Proposal No. 2 – To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected in connection with this proposal.

How can I find out the results of the voting at the 2021 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2021 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2022 annual meeting of the Company’s stockholders, your proposal must be submitted in writing by December 10, 2021, to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. However, if the meeting is not held between April 21, 2022 and June 20, 2022 then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2022 annual meeting of the Company’s stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between January 21, 2022 and February 20, 2022. However, if the date of the 2022 annual meeting of the Company’s stockholders is more than 30 days before or more than 60 days after May 21, 2022, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the Board of Directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our Board of Directors currently consists of ten directors divided into the three following classes:

●	The Class I directors are V. Bryan Lawlis, Ph.D., Kimberly J. Tzoumakas and Alan C. Mendelson, and their terms will expire at the 2021 annual meeting of the Company’s stockholders;
●	The Class II directors are Samuel Nussbaum, M.D., Mary T. Szela and Ali Satvat, and their terms will expire at the 2022 annual meeting of the Company’s stockholders; and
●	The Class III directors are Dennis M. Lanfear, Mats Wahlström, James I. Healy, M.D., Ph.D., and Mark D. Stolper, and their terms expire at the 2023 Annual Meeting.

Our current Class I directors, V. Bryan Lawlis, Ph.D., Kimberly J. Tzoumakas and Alan C. Mendelson, have been nominated to serve as Class I directors and have agreed to stand for election. If the nominees for Class I are elected at the 2021 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2024 annual meeting of the Company’s stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class I above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2021 Annual Meeting. Our Board of Directors and management encourage each nominee for director and each continuing director to attend the 2021 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS I NOMINEES FOR DIRECTOR.

CLASS I NOMINEES FOR DIRECTORS – To be elected for a three-year term expiring at the 2024 annual meeting of the Company’s stockholders

V. Bryan Lawlis, Ph.D., age 69, has served on our Board of Directors since May 2014 and has also served as the Chairman of our Scientific Advisory Board from November 2012 through June 2016. He currently serves as the Science Director for our Board of Directors. Dr. Lawlis served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company which held the assets of Itero Biopharmaceuticals, Inc., or Itero Biopharmaceuticals, from August 2011 until it discontinued operations in 2014. Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, from 2006 until it discontinued operations in August 2011. Prior to that, he served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004, and served on its board of directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President from June 2003 to August 2004 and as its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, Inc., a contract biopharmaceutical manufacturing company, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001 when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company, and Genentech. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis has served on the boards of directors of two privately held companies, Reform Biologics, LLC since February 2014 and AbSci LLC since April 2016. He has also served on the boards of directors at BioMarin Pharmaceutical Inc., a public biopharmaceutical company, since June 2007 and Geron Corporation, a public biopharmaceutical company, since March 2012. In July of 2018, Dr. Lawlis became a board member at Aeglea Biotherapeutics. He previously served on the board of directors at Sutro Biopharmaceuticals, Inc., a public biopharmaceutical company, from 2003 until June 2020. Dr. Lawlis has served as an adviser to Phoenix Venture Partners, a venture capital firm focused on manufacturing technologies, since September 2015. Dr. Lawlis holds a B.A. in Microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University. We believe Dr. Lawlis is qualified to serve on our Board of Directors due to his longtime involvement in the biotechnology industry and extensive service as a director or officer of other life sciences companies.

Kimberly Tzoumakas, age 53, has served as a member of our Board of Directors since July 2020.  Since February 2021, Ms. Tzoumakas has served as the Chief Executive Officer of Center for Diagnostic Imaging, a national leading provider of imaging services. Prior to that, Ms. Tzoumakas served as Chief Executive Officer of 21st Century Oncology, a global provider of integrated cancer care services from January 2018 until August 2020 after a successful sale of the company.  From November 2001 to April 2018, Ms. Tzoumakas practiced health care law with Hall Render Killian Heath & Lyman, providing strategic, transactional and governance advice to health care clients throughout the country.  While at Hall Render, she was also a long-term managing partner of the firm’s Michigan office and a board member of the firm.  She has also served on the board of directors of SeaSpine Holdings Corporation, a publicly-held medical technology company, from February 2019 through March 2021 as well as other private for profit healthcare boards. Ms. Tzoumakas received a B.A. in business administration from Northwood University and a J.D. from the Thomas M. Cooley Law School. We believe Ms. Tzoumakas is qualified to serve on our Board of Directors due to her significant experience and background in the health care sector.

Alan C. Mendelson, age 73, has served as a member of our Board of Directors since January 2021. Mr. Mendelson served as a partner at Latham & Watkins LLP from May 2000 to December 2020, where he held several leadership roles, including Co-Chair of the Emerging Companies Practice Group and Global Co-Chair of the Life Sciences Industry Group, and advised numerous private and public companies, primarily in the life sciences industry. Prior to joining Latham & Watkins LLP, Mr. Mendelson was a partner at Cooley LLP from February 1980 to May 2000. From November 1995 to June 1996, he served as acting General Counsel of Cadence Design Systems Inc., a public EDA software and services company. Previously, from April 1990 to April 1991, he served as secretary and acting general counsel of Amgen Inc., a public biopharmaceuticals company. Mr. Mendelson previously served on the board of directors of Aviron Inc., a public biotechnology company, CV Therapeutics, Inc., a public biotechnology company, QLT, Inc., a public biotechnology company, and Valentis, Inc., a public biotechnology company. He has served as the corporate secretary for numerous public and private companies, including Mellanox Technologies, Ltd., Intuitive Surgical, Inc., Corvus Pharmaceuticals, Inc., Eargo, Inc. and 4D Molecular Therapeutics, Inc. Mr. Mendelson currently serves on the boards of directors of the California Life Sciences Association and the National Kidney Foundation, and the boards of trustees of the UC Berkeley Foundation and The Buck Institute for Research on Aging. Mr. Mendelson received a B.A. in Political Science from the University of California, Berkeley and a J.D. from Harvard Law School. Mr. Mendelson was selected as a director because of his significant experience and background advising companies in the life sciences industry and his service on the boards of directors and as the corporate secretary of numerous biotechnology companies. We believe Mr. Mendelson is qualified to serve on our Board of Directors due to his significant experience and background advising companies in the life sciences industry and his service on the boards of directors and as the corporate secretary of numerous biotechnology companies.

CLASS II DIRECTORS – To continue in office until the 2022 annual meeting of the Company’s stockholders

Samuel Nussbaum, M.D., age 72, has served on our Board of Directors since March 2018. Dr. Nussbaum currently serves as a Strategic Consultant to EBG Advisors and a Senior Advisor to Sandbox Industries and to the Ontario

Teachers’ Pension Plan. Dr. Nussbaum is a Senior Fellow at the USC Schaeffer Center for Health Policy and Economics. From 2000 until 2016, Dr. Nussbaum served as Executive Vice President, Clinical Health Policy, and Chief Medical Officer for Anthem. From 1996-2000, Dr. Nussbaum was Executive Vice President of BJC Healthcare, one of the nation’s largest integrated health care systems. Nussbaum received his B.A. from New York University and his M.D. from Mount Sinai School of Medicine. He trained in internal medicine at Stanford University and Massachusetts General Hospital and in endocrinology at Harvard Medical School and Massachusetts General Hospital. We believe Dr. Nussbaum is qualified to serve on our Board of Directors based on his extensive experience in the health care industry.

Mary T. Szela, age 57, has served as a member of our Board of Directors since July 2014. Ms. Szela has over 32 years of experience as an executive in the biotechnology and pharmaceutical industry and served on the board of directors of publicly held companies Receptos Inc., Novo Nordisk and Novelion Therapeutics. Ms. Szela currently also serves on the Boards of Kura Oncology, Prometheus Biosciences, Omega Therapeutics, Senda Biosciences and TriSalus Life Sciences. Ms. Szela is the Chief Executive Officer and President of TriSalus Life Sciences, a company developing therapeutics and technologies to deliver immune oncology agents to solid tumors in liver and pancreatic cancer. Prior to joining TriSalus, Ms. Szela was Chief Executive Officer of Novelion Therapeutics, where she resolved the significant legal, regulatory and compliance issues facing the company and executed a merger to recapitalize the company within the first year. Previously, Ms. Szela was Chief Executive Officer of Melinta Therapeutics, where she led the company’s revitalization effort and accelerated clinical development of its lead asset and pipeline. Ms. Szela joined Abbott Laboratories in 1987 and has held ascending management positions at Abbott Laboratories, including 14 years in leadership roles within the Pharmaceutical division culminating in President of the company’s $8 billion US Pharmaceutical business. Throughout her career at Abbott, she developed multi-billion dollar brands and lead the world’s largest selling pharmaceutical product, Humira, through the launch of 8 indications. Prior to Abbott, Ms. Szela worked for the University of Illinois Hospital. Ms. Szela earned a B.S. in Nursing and an M.B.A. from the University of Illinois at Chicago. We believe Ms. Szela is qualified to serve on our Board of Directors because of her extensive management experience and expertise in pharmaceutical company operations.

Ali Satvat, age 43, has served as a member of our Board of Directors since May 2014. Mr. Satvat joined KKR in January 2012 and is a Partner, Co-Head of the Health Care industry team within KKR’s Americas Private Equity platform, and Global Head of KKR Health Care Strategic Growth. Mr. Satvat is a member of the Investment Committee for KKR’s Americas Private Equity platform and chairs the Investment Committee for KKR Health Care Strategic Growth. Mr. Satvat has served as a member of the boards of directors of numerous privately held and public companies, including BridgeBio Pharma, Inc. since March 2016, Eidos Therapeutics, Inc. from June 2018 through January 2021, and PRA Health Sciences, Inc. from September 2013 through April 2018. Prior to joining KKR, Mr. Satvat was a Principal with Apax Partners, where he invested in health care from 2006 to 2012. Previously, Mr. Satvat held various positions with Johnson & Johnson Development Corporation, Audax Group, and The Blackstone Group. Mr. Satvat holds an A.B. in History and Science from Harvard College and a M.B.A. in Health Care Management and Entrepreneurial Management from the Wharton School of the University of Pennsylvania. Mr. Satvat previously served as a member of the board of directors of the Healthcare Private Equity Association. We believe that Mr. Satvat is qualified to serve on our Board of Directors based on his extensive investment and board experience in the health care industry.

CLASS III DIRECTORS – To continue in office until the 2023 annual meeting of the Company’s stockholders

Dennis M. Lanfear, age 65, is our co-founder and has served as our President and Chief Executive Officer and Chairman of our Board of Directors since our inception in September 2010. Mr. Lanfear previously was President of InteKrin Therapeutics Inc., a biopharmaceutical company, from 2005 to May 2010. Prior to that, Mr. Lanfear served in various senior leadership roles at Amgen Inc., a biopharmaceutical company from 1986 to 1999. While at Amgen, Mr. Lanfear had key leadership positions in the Process Development department, which under his management became an area of key strategic advantage for Amgen. From 1997 to 1999 Mr. Lanfear was Vice President, Market Development, focusing on long-term strategy for Epogen®, a multi-billion dollar drug. Mr. Lanfear also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins and directed efforts from preclinical studies to Phase 3 clinical trials at Amgen. Mr. Lanfear holds B.S. degrees in Chemical Engineering and Biochemistry from Michigan State University and an M.B.A. from the Anderson

School of Management at the University of California, Los Angeles. We believe Mr. Lanfear is qualified to serve on our Board of Directors because of his background and various leadership roles in the biopharmaceutical field.

Mats Wahlström, age 66, has served as a member of our Board of Directors since January 2012. He currently serves as the Co-Chairman of Breakout Investment Partners, LLC and Executive Chairman of KMG Capital Partners, LLC, where he has been a senior leader since April 2012, Chairman of Triomed AB since October 2016, Chairman of Surefire Medical, Inc. since January 2017 and Chairman of Caduceus Medical Holdings, Inc. since August 2010. He has served on the boards of directors of Alteco Medical AB since October 2012, Circuit Clinical Solutions, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc., a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, as a director of Getinge AB, a Swedish Stock Exchange-listed medical device company, from March 2012 to March 2017, and as a director of Zynex Inc., an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGAA. From November 2002 to December 2009, he served as President and CEO of Fresenius Medical Services, which operated more than 1,700 dialysis clinics in the U.S. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from University of Lund, Sweden. We believe Mr. Wahlström is qualified to serve on our Board of Directors because of his extensive management and director experience in the life sciences and healthcare sectors.

James I. Healy, M.D., Ph.D., age 55, has been a member of our Board of Directors since February 2014. Dr. Healy has been a General Partner of Sofinnova Investments (formerly Sofinnova Ventures), a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S, NuCana plc, Karuna Therapeutics, Inc., Natera, Inc., ObsEva SA, Y-mAbs Therapeutics, Inc. and three private companies. Previously, he served as a board member of Amarin Corporation, Auris Medical Holding AG, Edge Therapeutics, Inc., Hyperion Therapeutics, Inc., InterMune, Inc., Iterum Therapeutics plc, Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV and several private companies. In 2011, Dr. Healy won the IBF Risk Innovator Award and was named as one of the industry’s top leading Life Science investors in 2013 by Forbes Magazine. Dr. Healy holds an M.D. and a Ph.D. in Immunology from Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. He was previously a Director on the Board of the National Venture Capital Association (NVCA) and the Board of the Biotechnology Industry Organization (BIO). We believe Dr. Healy is qualified to serve as a director due to his significant medical background, extensive experience investing and working in the life science industry and his extensive service on the boards of directors of other life sciences companies.

Mark D. Stolper, age 49, has been a member of our Board of Directors since January 2021. Mr. Stolper has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., a public medical diagnostic imaging centers company, since July 2004, and previously served as a member of the board of directors of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations including: in 1999, Mr. Stolper co-founded Broadstream Capital Partners; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners; and from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc. Mr. Stolper has served on the board of directors of Surgalign Holdings, Inc., a public medical technology company, since March 2017, and Rotech Healthcare Inc., a private medical equipment company, since February 2016. Previously, Mr. Stolper served as a member of the board of directors of the following companies: 21st Century Oncology Holdings, Inc. from January 2018 to May 2020; Surgical Solutions LLC from 2015 to February 2017; On Track Innovations, Ltd. from 2012 until 2016; Physiotherapy Associates from 2013 to 2016; Alco Stores, Inc. from 2014 to 2015; and Compumed, Inc. from 2008 to 2014. Mr. Stolper graduated with a B.A. in Economics from the University of Pennsylvania and a B.S.E. in finance from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. We believe Mr. Stolper is qualified to serve as a director due to his management and financial expertise and his experience serving on boards of directors of both public and private healthcare companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and is seeking ratification of such selection by our stockholders at the 2021 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2020 and 2019. Representatives of EY are expected to be present at the 2021 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2021 Annual Meeting will be required to ratify the selection of EY.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

The following information sets out the fees for professional services rendered by EY, during the fiscal years 2020 and 2019:

	Year Ended December 31,
	2020	2019

Audit Fees(1)	$1,907,200	$1,690,013
Audit-Related Fees(2)	—	—
Tax Fees(3)	25,000	—
All Other Fees(4)	2,514	2,000
Total All Fees	$1,934,714	$1,692,013

(1)	This category consists of fees for professional services for the audit of the Company’s 2020 and 2019 annual financial statements, the review of quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements in the years ended December 31, 2020 or 2019.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2020 or 2019.
(3)	This category consists of fees for professional services rendered for tax compliance, tax advice and tax planning. We did not incur any fees in this category in the year ended December 31, 2019.
(4)	This category consists of fees for any other products and professional services provided by the independent registered public accounting firm and includes subscription fees for access to on-line library of accounting research literature.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at http://investors.coherus.com. The Audit Committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://investors.coherus.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2020. The Audit Committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2020.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee

Mark D. Stolper

Mats Wahlström

James I. Healy, M.D., Ph.D.

Ali Satvat

CORPORATE GOVERNANCE

Board Composition

Director Independence

Our Board of Directors currently consists of ten members. Our Board of Directors has determined that all of our directors, as well as each individual nominated by our Board of Directors for election to our Board of Directors at the 2021 Annual Meeting, other than Messrs. Lanfear and Mendelson, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Lanfear is not considered independent because he is an employee of our company. Mr. Mendelson is not considered independent because he served as a partner at Latham & Watkins LLP in 2020, which provided legal services to us.

The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As described more fully below, the Board of Directors has also determined that each current member of the Compensation Committee, and each current member of the Audit Committee and the Nominating and Corporate Governance Committee, as well as each director and director nominee that we expect to serve on such committees after the 2021 Annual Meeting, meets the independence standards applicable to those committees prescribed by Nasdaq and the SEC.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board of Directors

Our amended and restated bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Lanfear currently serves as the Chairman of the Board of Directors and Mr. Wahlström currently serves as the lead independent director of the Board of Directors. All of our directors are encouraged to make suggestions for Board of Director’s agenda items of pre-meeting materials. In addition, in his role as lead independent director, Mr. Wahlström presides over the executive sessions of the Board of Directors in which Mr. Lanfear, as the Chief Executive Officer, does not participate and serves as a liaison to management on behalf of the independent members of the Board of Directors.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and considers and approves or disapproves any related-persons transactions. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2020, the Board of Directors met seven times, the Audit Committee met six times, the Compensation Committee met seven times and the Nominating and Corporate Governance Committee met once. In that year, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served which occurred while such director was a member of the Board of Directors and such committees. As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

●	appoints our independent registered public accounting firm;
●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
●	determines the engagement of the independent registered public accounting firm;
●	reviews and approves the scope of the annual audit and the audit fee;
●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
●	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

●	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
●	reviews our critical accounting policies and estimates; and
●	reviews the Audit Committee charter and the Audit Committee’s performance.

The current members of our Audit Committee are Mark D. Stolper, Mats Wahlström, James I. Healy, M.D., Ph.D. and Ali Satvat. Mr. Stolper serves as the Chair of the Audit Committee. After the 2021 Annual Meeting, we expect that our Audit Committee will continue to be composed of Mr. Stolper, as Chair, Mr. Wahlström, Dr. Healy and Mr. Satvat.

Each of the current members of our Audit Committee, as well as the expected members of our Audit Committee after the 2021 Annual Meeting, meets or will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that Mr. Stolper is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board of Directors has determined that each of Messrs. Stolper, Wahlström and Satvat and Dr. Healy are independent under the heightened independence standards under the applicable rules of Nasdaq. Our Audit Committee has been established in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Compensation Committee

Our Compensation Committee reviews and approves or recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our President and Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves or recommends to our Board of Directors the compensation of these officers based on such evaluations. The Compensation Committee also approves or recommends to our Board of Directors the grant of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are Mary T. Szela, V. Bryan Lawlis, Ph.D. and Samuel Nussbaum, M.D. Ms. Szela serves as the Chair of the Compensation Committee. After the 2021 Annual Meeting, and subject to election by our stockholders in the case of Dr. Lawlis, we expect that our Compensation Committee will continue to be composed of Ms. Szela, as Chair, and Drs. Lawlis and Nussbaum.

Each of the current members of our Compensation Committee, as well as the expected members of our Compensation Committee after the 2021 Annual Meeting, is or will be an independent under the applicable rules and regulations of Nasdaq, and is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Our Compensation Committee has retained Radford, Inc., or Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the Compensation Committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation-related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants,

Radford addressed each of the six independence factors established by the SEC and Nasdaq with our Compensation Committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for our Compensation Committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Mats Wahlström, V. Bryan Lawlis and Mary T. Szela. Dr. Lawlis serves as the Chair of the Nominating and Corporate Governance Committee. After the 2021 Annual Meeting, and subject to election by our stockholders in the case of Dr. Lawlis, we expect that our Nominating and Corporate Governance Committee will continue to be composed of Dr. Lawlis, as Chair, Mr. Wahlström and Ms. Szela.

Each of the current members of our Nominating and Corporate Governance Committee, as well as the expected members of our Nominating and Corporate Governance Committee after the 2021 Annual Meeting, is or will be an “independent director” under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. Following the 2021 Annual Meeting, we will continue to comply with Nasdaq’s rules regarding independent director oversight of director nominations under either Nasdaq Rule 5605(e)(1)(A) or 5605(e)(1)(B). The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

The Nominating and Corporate Governance Committee will consider individuals who are properly proposed by stockholders to serve on the Board of Directors in accordance with laws and regulations established by the SEC and the Nasdaq listing requirements, our bylaws and applicable corporate law, and make recommendations to the Board of Directors regarding such individuals based on the established criteria for members of our Board of Directors. The Nominating and Corporate Governance Committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public announcement of the date of such annual meeting is first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Board Diversity

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity;
●	ethics and values;
●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	experience in the industries in which we compete;
●	experience as a board member or executive officer of another publicly held company;
●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
●	conflicts of interest; and
●	practical and mature business judgment.

Currently, our Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.coherus.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our Board of Directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our Board of Directors and management team encourage all of our directors to attend the

2021 Annual Meeting. Our Chief Executive Officer and Chairman of the Board of Directors, Dennis M. Lanfear, attended our 2020 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the Board of Directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. The Corporate Secretary will review such correspondence and forward it to the Board of Directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2020, our Compensation Committee consisted of Mary T. Szela, James I. Healy, M.D., Ph.D. and V. Bryan Lawlis, Ph.D. Ms. Szela served as the Chair of the Compensation Committee. None of the members of our Compensation Committee have at any time been one of our officers or employees. None of our executive officers currently serves, or has in the past fiscal year served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we have been a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Convertible Notes Offering

In February 2016, we issued and sold in a private placement $100.0 million aggregate principal amount of our 8.2% Convertible Senior Notes due 2022, or the Convertible Notes. Healthcare Royalty Partners III, L.P., purchased $75.0 million in aggregate principal amount of the Convertible Notes, and the remaining $25 million in aggregate principal amount was purchased by three related party investors, KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC. Ali Satvat, who is a member of our Board of Directors, is an executive of Kohlberg Kravis Roberts & Co. L.P., or KKR and KKR Biosimilar L.P. is an entity affiliated with KKR. August J. Troendle, M.D., who was a member of our Board of Directors until March 2018, when he voluntarily resigned from the Board of Directors, is the Managing Member of MX II Associates, LLC. Mats Wahlström, who is a member of our Board of Directors, is the Chief Executive Officer and Chairman of KMG Capital Partners, LLC.

The Convertible Notes bear interest at a fixed coupon rate of 8.2% per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, which commenced on March 31, 2016, and mature on March 31, 2022, unless earlier converted, redeemed or repurchased. If we fail to satisfy certain registration or reporting requirements, then additional interest will accrue on the Convertible Notes at a rate of up to 0.50% per annum in the aggregate. The Convertible Notes also bear a premium of 9.0% of their principal amount, which is payable when the Convertible Notes mature or are repurchased or redeemed by us.

During fiscal year 2020, the largest balance of the aggregate principal amounts outstanding of the Convertible Notes were $20.0 million, $4.0 million, and $1.0 million for KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC, respectively. As of March 31, 2021, the aggregate principal amounts outstanding of the Convertible Notes were $20.0 million, $4.0 million, and $1.0 million for KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC, respectively. During fiscal year 2020, we paid interest expense on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $1.6 million, $0.3 million and $0.1 million, respectively. Since March 31, 2016, we paid interest expense on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $7.9 million, $1.5 million and $0.4 million, respectively.

Consulting Arrangement with an Immediate Family Member of Our President, Chief Executive Officer and Director

Jonathan Lanfear, the brother of Dennis Lanfear, our President, Chief Executive Officer and Chairman of our board of directors, has served as a consultant since October 2020. During the year ended December 31, 2020, we recorded approximately $202,087 in fees for services rendered by Jonathan Lanfear. Jonathan Lanfear’s fees were based on reference to external market practice of similar positions or internal pay equity when compared to the fees paid to consultants performing similar services who were not related to our director, Mr. Lanfear. Dennis Lanfear plays no personal role in determining his brother’s fees. Dennis Lanfear does not receive a direct or indirect benefit from his brother’s consulting role.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our Audit Committee charter, our Audit Committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Since the adoption of this policy, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information for the year ended December 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)	($)(1)	Total ($)
James I. Healy, Ph.D.	60,000	218,166	278,166
V. Bryan Lawlis, Ph.D.	87,500	218,166	305,666
Samuel Nussbaum, M.D.	57,500	218,166	275,666
Ali Satvat	60,000	218,166	278,166
Mary T. Szela	70,000	218,166	288,166
Kimberly Tzoumakas (2)	26,875	435,672	462,547
Mats Wahlström	105,000	218,166	323,166
Christos Richards (3)	37,500	218,166	255,666

(1)	Amount represents the grant date fair value of options granted during the year ended December 31, 2020 as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. As of December 31, 2020, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Shares Subject to
Name	Outstanding Options
James I. Healy, Ph.D.	95,000
V. Bryan Lawlis, Ph.D.	201,241
Samuel Nussbaum, M.D.	80,000
Ali Satvat	139,997
Mary T. Szela	70,000
Kimberly Tzoumakas	40,000
Mats Wahlström	274,982
Christos Richards	154,991

(2)	Ms. Tzoumakas was appointed to our Board of Director in August 2020.
(3)	Mr. Richards resigned from our Board of Directors in November 2020.

Our director compensation policy (the “Director Compensation Policy”) provides for both cash retainer fees and automatic, non-discretionary equity grants. Pursuant to the Director Compensation Policy, which was last amended in June 2019, our non-employee directors receive the following cash compensation:

●	Each non-employee director receives an annual cash retainer in the amount of $50,000 per year.
●	The lead independent director receives an additional cash retainer in the amount of $30,000 per year.
●	The chairperson of the Audit Committee receives additional cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the

Audit Committee receives additional cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee.
●	The chairperson of the Compensation Committee receives additional cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee receives additional cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.
●	The chairperson of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.
●	The Science Director, currently Dr. Lawlis, receives additional cash compensation in the amount of $20,000 per year for such director’s service.

Under the Director Compensation Policy, we grant each non-employee director an option to purchase 40,000 shares of our common stock in connection with his or her initial appointment or election to our Board of Directors, and an option to purchase 20,000 shares of our common stock on an annual basis. The initial grant vests and becomes exercisable in substantially equal monthly installments over three years, subject to continued service on our Board of Directors. The annual grant vests and becomes exercisable in substantially equal monthly installments over one year from the date of grant, subject to continued service on the Board of Directors. Each option has an exercise price equal to the closing trading price of our common stock on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 26, 2021:

Name	Age	Position(s)
Dennis M. Lanfear	65	President, Chief Executive Officer and Chairman of the Board of Directors
McDavid Stilwell.	50	Chief Financial Officer
Vladimir Vexler, Ph.D.	63	Chief Scientific Officer
Vincent Anicetti	66	Chief Operating Officer

Mr. Lanfear’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

McDavid Stilwell has served as our Chief Financial Officer since March 2021. Mr. Stilwell previously served as our Executive Vice President, Corporate Development, Investor Relations, and Financial Strategy from October 2020 until March 2021. Previously, he was Senior Vice President, Communications and Investor Relations at Sangamo Therapeutics. Prior to joining Sangamo Mr. Stilwell served as Vice President, Corporate Communications, Investor Relations & Business Development at Orexigen Therapeutics, Inc., and, from 2005 to 2012, as Director, Business Development, Corporate Communications and Financial Analysis at GTx, Inc. Earlier, Mr. Stilwell worked for five years as Senior Investment Analyst for Shadwell Capital, a hedge fund. Mr. Stilwell received a B.A. from St. John’s College, Annapolis, Maryland, and a M.B.A. from Harvard Business School.

Vladimir Vexler, Ph.D., has served as our Chief Scientific Officer since November 2018 and served as Executive Vice President of Analytical and Translational Sciences since April 2017. Dr. Vexler served as our Senior Vice President of Translational & Development Sciences since June 2016. Prior to that, Dr. Vexler was a Senior Research Leader, Biotherapeutics at Hoffman-La Roche, where he acted as Global scientific leader for nonclinical safety of biotherapeutics and chaired Roche pRED Global Biotherapeutics Safety Team since December 2009. Dr. Vexler began his career as a post-doctoral fellow at the Department of Radiology at UCSF. Dr. Vexler received his M.A. in Chemistry from Lomonosov Moscow State University and his Ph.D. from the Institute of Chemical Physics, Academy of Science, Moscow.

Vincent Anicetti has served as our Chief Quality and Compliance Officer since March 2018 and served as our Executive Vice President of Quality and Compliance from June 2014 to March 2018. Mr. Anicetti previously served as Executive Director of Quality of Boehringer Ingelheim, a pharmaceutical company, from February 2013 to May 2014. Prior to that, from June 2006 to September 2011, Mr. Anicetti served as Vice President of Biologics Quality at Genentech, a biotechnology corporation. Prior to that, Mr. Anicetti served as Vice President of Portfolio Management and Senior Director of Regulatory Affairs at Genentech. Since August 2011, Mr. Anicetti is also an Industry Professor at the Keck Graduate Institute, a private graduate school. Mr. Anicetti has a M.S. in Biological Sciences from San Francisco State University and currently serves on the board of directors of the San Francisco State University Foundation in San Francisco, California.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our named executive officers, or NEOs, and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2020. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2020 and their positions at the end of fiscal 2020 were as follows:

●	Dennis M. Lanfear, President, Chief Executive Officer and Chairman of the Board of Directors;
●	Jean-Frédéric Viret, Ph.D., former Chief Financial Officer;
●	Vincent Anicetti, Chief Operating Officer; and
●	Vladimir Vexler, Ph.D., Chief Scientific Officer.

Dr. Viret, our former Chief Financial Officer, resigned his employment with us on March 7, 2021.

Executive Summary

Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2020 was aligned with the Company’s performance during 2020, in which we made strong progress on specific projects related to CHS-1420, CHS-2020, our oncology pipeline, and additional presentations of UDENYCA®, and on our general corporate goals, which included specific financial, legal and organizational targeted achievements.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, the value of each of which depends on our actual performance. For fiscal year 2020, approximately 82% of our NEOs’ total target compensation was in the form of stock options and annual performance-based incentives, in order to focus the management team on long-term performance achievements.

2020 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2019 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. Our Compensation Committee determined that our NEOs’ base salaries would be increased 5-10% for 2020 and that target bonuses would remain at their 2019 levels.

•

Annual Performance-Based Incentives. For 2020, our Board of Directors selected 42 corporate performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals across ten operational areas. In early 2021, the Board of Directors determined our overall corporate achievement percentage to be 124.2%.

•

Equity-Based Long Term Incentives. In 2020, we granted approximately 70%[10] of our NEOs’ total target compensation as equity-based compensation in the form of stock options and restricted stock units. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant potential upside compensation if our objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options. We also grant restricted stock units because they are less dilutive than stock options, and reward our NEOs for growth in the price of our stock while providing value in a declining market, which we believe discourages excessive risk taking.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

●	Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance or equity-based in order to align the interests of our executive officers with stockholders.
●	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
●	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.
●	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations, and their annual cash incentives are tied to individual and corporate performance.
●	Limited perquisites. We provide only limited perquisites or personal benefits to our NEOs, and do not consider these to be a significant component of our executive compensation program.
●	No excise tax gross-ups. We do not provide any gross-ups for excise taxes to our NEOs.
●	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Stockholder Advisory Vote on Executive Compensation

At our 2020 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote to approve the compensation of our NEOs. Our compensation committee reviewed the result of this vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2020 proxy statement (representing over 83% of the shares cast), did not implement any significant changes to our executive compensation program as a result of the vote. At our 2016 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote in favor of having a non-binding stockholder vote on executive compensation once every three years. Consistent with the stated preference of a majority of our stockholders (representing approximately 58% of the shares cast), our next advisory vote on our NEOs’ compensation will be held at our 2023 annual meeting.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

●	Attract and retain talented and experienced executives in a competitive and dynamic market;
●	Motivate our NEOs to help the Company achieve the best possible financial and operational results;
●	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
●	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below similarly situated executives at our peer group companies based on other factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board of Directors.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board of Directors makes decisions regarding our CEO’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee retained Radford as an independent compensation consultant to provide a competitive review of executive compensation, including developing a peer group of public companies, reviewing our executive compensation program covering cash and equity, and analyzing peer practices. In March 2019, in consultation with Radford, our Compensation Committee selected our peer group as follows:

Aerie Pharmaceuticals	Dermira	Insmed	Puma Biotechnology
Akebia Therapeutics	Enanta Pharmaceuticals	Intercept Pharmaceuticals	Radius Health
Amicus Therapeutics	Epizyme	Momenta Pharmaceuticals	Repligen
bluebird bio	Halozyme Therapeutics	Portola Pharmaceuticals	Utragenyx Pharmaceutical
Clovis Oncology	Heron Therapeutics	PTC Therapeutics	Vanda Pharmaceuticals

Our peer group was selected using the following criteria: (i) early-stage commercial companies; (ii) companies located in geographic biotechnology hubs; (iii) newly public companies or other newly commercial organizations; (iv) companies with market capitalizations between $300 million to $3 billion with a median value roughly equivalent to two times the Company’s then-current valuation; and (iv) companies with between 100 and 750 full time equivalent employees. As of March 2019, as compared to such peer group, we were at the lowest percentile for 12-month trailing revenues, the 16th percentile for 30-day average market capitalization and the 31st percentile for headcount.

In November 2020, in consultation with Radford, our Compensation Committee approved a new peer group using the following adjusted criteria: public commercial biotechnology and pharmaceutical companies with market capitalizations between $500 million and $4 billion, revenues between $250 million and $1 billion, and a headcount between 100 and 950 employees. Based on these criteria, the following changes were made from our 2019 peer group: Aerie Pharmaceuticals, Clovis Oncology, Dermira, Enanta Pharmaceuticals, Epizyme, Momenta Pharmaceuticals, Portola Pharmaceuticals, and Repligen were removed, and ACADIA Pharmaceuticals, Agios Pharmaceuticals, Blueprint Medicines, Collegium Pharmaceuticals, Corcept Therapeutics, Fibrogen, Ironwood Pharmaceuticals, Karyopharm Therapeutics, Nektar Therapeutics, Pacira BioSciences, Supermus Pharmaceuticals, and Theravance Biopharma were added.

For 2020, the Compensation Committee considered our 2019 peer group to help structure a competitive executive compensation program, with particular consideration of the 50th and 75th percentiles of the peer group, which it deemed necessary and appropriate to attract and retain executive talent in the market with which we compete. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

●	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
●	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and
●	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and restricted stock units, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide for severance and change in control benefits, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2020 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In January 2020, our Compensation Committee (or our Board of Directors, with respect to our CEO) approved base salary increases of 5% for each of Dr. Viret and Mr. Anicetti, and base salary increases of 10% for Mr. Lanfear and Dr. Vexler, effective January 1, 2020. These increases were approved following consideration of comparison to peer group salary increases and individual performance. The committee also takes into account market data, along with qualitative factors such as performance, time in role, criticality of the position and other factors in setting pay and does anchor on a specific percentile target.

The table below shows our NEOs’ 2019 and 2020 annual base salaries following such determinations.

Name	2019 Annual Base Salary	2020 Annual Base Salary
Dennis M. Lanfear	$706,400	$777,040
Jean-Frédéric Viret, Ph.D.	$457,800	$480,690
Vincent Anicetti	$462,550	$485,678
Vladimir Vexler, Ph.D.	$420,810	$462,891

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEO’s target annual bonus and our overall achievement of corporate performance objectives.

The Company maintains a team-based approach to target bonuses, in which employees at the same level are eligible to receive the same target bonus as a percentage of base salary. These levels remained the same as in 2019. Thus, for 2020, our CEO’s target bonus was 100% of his base salary and our other NEOs’ target bonuses were 50% of their respective base salaries.

Under our annual bonus program, corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board of Directors. For fiscal year 2020, following recommendation from our Compensation Committee, our Board of Directors approved 42 performance goals in the ten operational areas set forth below, each of which could be achieved at threshold, target and stretch goals of 75%, 100% or 150%, respectively. Given the large number of performance goals, no one performance goal has a material impact on the amounts payable to our named executive officers. In addition, certain of our corporate goals are related to our business strategy or are goals shared with partners, and thus are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. The 42 performance goals were set by our Board of Directors at a level our Board of Directors and Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

In January 2021, the Compensation Committee reviewed our 2020 performance under our corporate goals and the Board of Directors determined, after reviewing the recommendations from the Compensation Committee, overall corporate achievement under our annual bonus program of 124.2%. The areas of our corporate goals, their corresponding weights, and our actual achievement for 2020 are set forth in the table below.

		Actual Weighted
	Weighting	Achievement
Corporate Goal Performance Area	(%)	(%)
UDENYCA® commercial goals	20.0	28.1
UDENYCA® commercial production supply	20.0	23.0
Additional presentations of UDENYCA®	7.5	11.3
CHS-1420	12.5	17.5
CHS-2020	12.5	16.3
FYB201 – BioEq Lucentis	5.0	2.0
IBI-305 Innovent Avastin	5.0	3.8
Oncology franchise	7.5	7.5
Finance	7.5	10.9
Legal	2.5	3.8

Total	100.0	124.2

The dollar values of the portion of our NEOs’ 2020 annual bonuses based on our corporate achievement of 124.2% are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2020 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2020, we granted equity-based compensation to our NEOs in the form of stock options and restricted stock units pursuant to our 2014 Equity Incentive Award Plan. We believe stock options effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options. We also grant restricted stock units because they are less dilutive than stock options, and reward our NEOs for growth in the price of our stock while providing value in a declining market, which we believe discourages excessive risk taking. In determining the size of the annual stock option and restricted stock unit grants made to our NEOs in January 2020, our Compensation Committee considered the performance of our NEOs in 2019, the level of each NEO’s responsibilities, and the option awards that were granted in 2019.

In January 2020, our Board of Directors made the following grants of stock options to our NEOs:

Number of Shares Underlying
Name	Stock Options (#)
Dennis M. Lanfear	500,000
Jean-Frédéric Viret, Ph.D.	62,500
Vincent Anicetti	62,500
Vladimir Vexler, Ph.D.	62,500

These stock option awards vest monthly over four years from the date of grant, subject to the NEO’s continued service through each applicable vesting date.

In January 2020, our Board of Directors made grants of 31,250 restricted stock units to each of our NEOs (except for Mr. Lanfear who opted to receive stock options in lieu of restricted stock units to more closely align with shareholders on future appreciation of Coherus common stock). These restricted stock unit awards vest annually over three years from the date of grant, subject to the NEO’s continued service through each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code. Under the 401(k) plan, employees may elect to contribute up to a maximum of 90% of his or her salary, not to exceed the contribution amount allowed by the IRS. During 2020, we made matching contributions of 50% of the first $6,000 of each participant’s contributions into our 401(k) plan.

Perquisites and Other Personal Benefits

We provide only limited perquisites and personal benefits to our NEOs, including health club membership dues, and for our CEO, concierge physician services. Such benefits are intended to attract and retain qualified talent, reward long standing service to us and to promote the physical health of our executives. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, recognition or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We maintain an Executive Change in Control and Severance Plan that provides for severance benefits and payments upon certain involuntary terminations, including in connection with a change in control. Our Compensation Committee believes that severance and change in control protections are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such protections can serve to mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The severance benefits provided are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2020 are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Code disallows the deductibility of compensation expenses in excess of $1,000,000 to any current or former NEO. While our Board of Directors and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation to our executive officers that is non-deductible allows us to provide compensation tailored to the needs of our Company, which is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2021 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee

Mary T. Szela

Samuel Nussbaum, M.D.

V. Bryan Lawlis, Ph.D.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years presented.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Dennis M. Lanfear	2020	856,752	—	—	5,454,150	965,084	2,775	7,278,761
President, Chief Executive Officer and Chairman of the	2019	750,737	195,673	—	3,547,170	863,927	4,200	5,361,707
Board of Directors	2018	702,322	22,200	—	2,595,680	599,578	—	3,919,780

Jean-Frédéric Viret, Ph.D.	2020	536,172	—	554,063	681,769	298,508	—	2,070,512
Former Chief Financial Officer	2019	493,033	63,405	—	993,208	279,945	—	1,829,591
	2018	428,222	7,374	—	843,596	199,019	—	1,478,211

Vincent Anicetti	2020	491,908	—	554,063	681,769	301,606	1,875	2,031,220
Chief Operating Officer	2019	469,370	64,063	—	993,208	282,850	1,350	1,810,841
	2018	418,744	7,509	—	1,189,683	202,744	—	1,818,680

Vladimir Vexler, Ph.D.	2020	480,704	—	554,063	681,769	287,455	308	2,004,299
Chief Scientific Officer	2019	447,525	58,282	—	993,208	257,326	888	1,757,229
	2018	393,083	6,874	—	769,578	185,628	—	1,355,163

(1)

These amounts represent the grant date fair value of restricted stock units granted to our NEOs during 2020, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

These amounts represent the grant date fair value of options granted to our NEOs during 2020, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)	These amounts represent the bonuses awarded to our NEOs based on achievement of our corporate goals at 124.2% under our 2020 annual bonus plan.
(4)

Amounts reported constitute (i) for Mr. Lanfear, health club membership dues and physician concierge services we paid on his behalf and (ii) for Mr. Anicetti and Dr. Vexler, health club membership dues we paid on their behalf.

2020 Grants of Plan-Based Awards

The following table summarizes information about the incentive awards and equity-based awards granted to our NEOs in 2020:

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Price of	and
		Plan Awards(1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(4)
Dennis Lanfear		—	777,040	1,165,560
	1/10/2020					500,000	17.73	5,454,150
Jean-Frédéric Viret, Ph.D.		—	240,345	360,518
	1/10/2020					62,500	17.73	681,769
	1/10/2020				31,250			554,063
Vincent Anicetti		—	242,839	364,259
	1/10/2020					62,500	17.73	681,769
	1/10/2020				31,250			554,063
Vladimir Vexler, Ph.D.		—	231,446	347,168
	1/10/2020					62,500	17.73	681,769
	1/10/2020				31,250			554,063

(1)

The amounts shown represent the value of bonus awards under our 2020 annual bonus program. The maximum amount specified represents 150% of the target achievement of corporate operating performance. For 2020, there was no minimum under our annual bonus program. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2)	The restricted stock units vest annually over three years from the date of grant, subject to continued service through the applicable vesting date.
(3)	The options vest monthly over four years from the date of grant, subject to continued service through the applicable vesting.
(4)

These amounts represent the grant date fair value of the options and restricted stock units granted to our NEOs during 2020 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020.

		Option Awards(1)				Stock Awards(2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying	Option		Units of	Units of
	Vesting	Unexercised	Unexercised	Exercise	Option	Stock That	Stock that
	Commencement	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Date(1)	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)(3)
Dennis Lanfear	04/19/2011	331,054	—	0.42	07/17/2021
	07/20/2013	299,940	—	1.42	11/21/2023
	03/11/2014	899,377	—	1.67	03/10/2024
	04/01/2015	250,000	—	29.00	04/01/2025
	04/01/2015	150,000	—	29.00	04/01/2025
	04/01/2015	35,000	—	25.26	05/21/2025
	05/06/2016	323,889	—	17.17	05/11/2026
	08/01/2017	200,000	—	12.70	08/06/2027
	02/01/2018	283,333	116,667	10.05	02/01/2028
	01/11/2019	215,625	234,375	12.37	01/11/2029
	01/10/2020	114,583	385,417	17.73	01/10/2030
Jean-Frédéric Viret, Ph.D.	09/22/2014	110,241	—	13.50	11/05/2024
	04/01/2015	100,000	—	29.00	03/31/2025
	05/06/2016	78,472	—	17.17	05/11/2026
	08/01/2017	67,000	—	12.70	08/06/2027
	02/01/2018	63,652	37,917	10.05	02/01/2028
	01/11/2019	60,375	65,625	12.37	01/11/2029
	01/10/2020	14,322	48,178	17.73	01/10/2030
	01/10/2020					31,250	543,125
Vince Anicetti	05/27/2014	4,988	—	2.50	06/30/2024
	04/01/2015	50,000	—	29.00	04/01/2025
	05/17/2017	22,395	2,605	23.80	05/17/2027
	11/15/2017	19,270	5,730	9.30	11/15/2027
	02/01/2018	53,125	21,875	10.05	02/01/2028
	03/01/2018	17,187	7,813	9.80	03/01/2028
	05/01/2018	—	17,709	16.75	05/14/2028
	01/11/2019	57,375	65,625	12.37	01/11/2029
	01/10/2020	1,302	48,178	17.73	01/10/2030
	01/10/2020					31,250	543,125
Vladimir Vexler, Ph.D.	01/29/2013	24,356	—	2.08	02/28/2023
	04/01/2015	25,000	—	29.00	04/01/2025
	03/01/2016	25,000	—	14.43	02/26/2026
	05/06/2016	24,618	—	17.17	05/11/2026
	04/03/2017	22,916	2,084	20.15	04/03/2027
	08/01/2017	50,000	—	12.70	08/06/2027
	11/15/2017	19,270	5,730	9.30	11/15/2027
	02/01/2018	53,125	21,875	10.05	02/01/2028
	11/16/2018	18,229	16,771	12.27	11/16/2028
	01/11/2019	60,375	65,625	12.37	01/11/2029
	01/10/2020	14,322	48,178	17.73	01/10/2030
	01/10/2020					31,250	543,125

(1)

Each unvested and unexercisable option vests and becomes exercisable as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from the vesting commencement date, subject to continued service through the applicable vesting date.

(2)

Each restricted stock unit award vests as to 1/3rd of the total numbers of units in annual installments over three years measured from the vesting commencement date, subject to continued service through the applicable vesting date.

(3)	Amounts shown are based on the number of restricted stock units multiplied by the closing trading price of our common stock of $17.38 per share on December 31, 2020.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised during the year ended December 31, 2020, and the value realized upon exercise by our NEOs. Our NEOs did not hold any stock awards that vested during the year ended December 31, 2020.

	Option Awards
	Number of Shares
	Acquired on Exercise	Value Realized Upon
Name	(#)	Exercise ($)(1)
Dennis M. Lanfear	29,994	547,142
Jean-Frédéric Viret, Ph.D.	10,977	107,122
Vincent Anicetti	47,626	764,553
Vladimir Vexler, Ph.D.	165,047	919,668

(1)	The value realized equals the excess of our closing stock price on the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Potential Payments Upon Termination or Change in Control

In April 2017, our Compensation Committee adopted an Executive Change in Control and Severance Plan (the “Severance Plan”), in which all of our NEOs participate. The Severance Plan provides for the payment of severance and other benefits in the event of a termination of employment by the Company other than for “cause” or by the executive’s “constructive termination” (each as defined in the Severance Plan and each such termination, a “Covered Termination”).

In the event of a Covered Termination of an NEO other than during the 12-month period following a “change in control” (as defined in the Severance Plan), the Severance Plan provides for the following payments and benefits to such NEO, subject to the NEO’s delivery to the Company of a general release of all claims against the Company and its affiliates (a “Release”): (i) continued payment of the NEO’s base salary during a specified period (the “Severance Period”), which is 24 months in the case of our CEO and 12 months in the case of our other NEOs; (ii) payment or reimbursement of healthcare premiums until up to the last day of the Severance Period; and (iii) vesting of the NEO’s outstanding equity awards to the same extent such equity awards would have vested had the NEO remained employed by the Company during the Severance Period.

In the event of a Covered Termination of an NEO during the 12-month period following a change in control, the Severance Plan provides for the following payments and benefits, subject to the NEO’s delivery to the Company of a Release: (i) an amount equal to the base salary the NEO would have received during the Severance Period, payable in a cash lump sum; (ii) payment or reimbursement of healthcare premiums until up to the last day of the applicable Severance Period; and (iii) full accelerated vesting of all outstanding equity awards.

The Severance Plan also includes parachute payment “best pay” provision, under which payments and benefits will either be made to the NEO in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

The following table shows the payments and benefits that would be made to our NEOs under the Executive Change in Control and Severance Plan, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2020. Dr. Viret resigned his employment with us in March 2021, but did not receive any severance in connection his resignation; as a result, we have included the payments that would have been paid to him under the Executive Change in Control and Severance Plan, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2020.

		COBRA	Equity
	Cash Severance	Premiums	Acceleration	Total Potential
Name	($)	($)	($)(1)	Payment ($)(2)
Dennis M. Lanfear
Qualifying Termination	1,554,080	77,418	1,982,419	3,613,917
Qualifying Termination in Connection with a CIC	1,554,080	77,418	2,029,388	3,660,886
Jean-Frédéric Viret, Ph.D.
Qualifying Termination	480,690	—	577,087	1,057,777
Qualifying Termination in Connection with a CIC	480,690	—	1,149,838	1,630,528
Vincent Anicetti
Qualifying Termination	485,678	27,150	577,848	1,090,676
Qualifying Termination in Connection with a CIC	485,678	27,150	1,148,928	1,661,756
Vladimir Vexler, Ph.D.
Qualifying Termination	462,891	27,150	567,311	1,057,352
Qualifying Termination in Connection with a CIC	462,891	27,150	1,164,248	1,654,289

(1)

Amounts shown are based on the closing trading price of our common stock of $17.38 per share on December 31, 2020 and assume that all stock options for which vesting is accelerated would be exercised immediately upon termination of employment.

(2)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2020. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2020, our last completed fiscal year, the total compensation of our CEO was approximately 23.5 times the median total compensation in 2020 of all of our other employees. The median of the annual total compensation of all employees of our Company (other than our CEO) was $309,127 and the annual total compensation of our CEO was $7,278,761, as included in the “Summary Compensation Table” above.

The Company chose December 31, 2020 as the date for establishing the employee population used in identifying the median employee and used 2020 as the measurement period. We identified the median employee using a consistently applied compensation measure equal to the sum of (i) the annual base salary in effect as of December 31, 2020 for all permanent employees and all base salary earned during 2020 for all temporary employees and (ii) the target bonus as of December 31, 2020 for all employees. We captured all U.S. employees as of December 31, 2020, consisting of approximately 317 individuals. Our methodology used for 2020 was consistent with the process developed to identify the median employee for 2019.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2020, regarding existing compensation plans, under which equity securities of the Company are authorized for issuance.

Number of Securities
Remaining Available
	Number of Securities				for
	to				Future Issuance
	be Issued Upon				Under
	Exercise				Equity
	of Outstanding		Weighted-		Compensation
	Option		Average Exercise		Plans (Excluding
	Awards and		Price of		Securities Reflected
	Restricted		Outstanding		in
Plan Category	Stock Units (a)		Option Awards		Column (a))
Equity compensation plans approved by stockholders(1)(2)	15,617,689	(4)	$14.69	(5)	2,992,916	(6)(7)
Equity compensation plans not approved by stockholders(3)	4,406,803	(4)	$17.82	(5)	238,589
Total	20,024,492		$15.41		3,231,505

(1)	Consists of the Coherus Biosciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”), 2014 Employee Stock Purchase Plan (the “ESPP”) and 2010 Equity Incentive Plan, as amended.
(2)	The 2014 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, that no more than 18,846,815 shares of stock may be issued upon the exercise of incentive stock options. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, no more than 3,520,000 shares of stock may be issued under the ESPP.
(3)	Consists of the Coherus Biosciences, Inc. 2016 Employment Commencement Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company. The 2016 Plan does not provide for any annual increases in the number of shares available. See also Note 12 to the audited consolidated financial statements included in the

Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a description of the material features of the 2016 Plan.
(4)	Consists of shares of common stock underlying outstanding options.
(5)	Represents the weighted average exercise price of outstanding options. The weighted average exercise price does not take into account outstanding RSUs.
(6)	Includes 2,752,449 shares that were available for future issuance as of December 31, 2020 under the ESPP, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions. Up to 1,045,133 shares may be issued with respect to the purchase period in effect as of December 31, 2020, which purchase period ends on May 15, 2021.
(7)	Includes 240,467 shares that were available for future issuance as of December 31, 2020 under the 2014 Plan, which allows management to grant equity-based awards to employees, directors or consultants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The percentage of shares beneficially owned is computed on the basis of 73,108,089 shares of our common stock outstanding as of March 26, 2021. Shares of our common stock that a person has the right to acquire within 60 days of March 26, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors, director nominees and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

		Number of
	Number of	Shares
	Outstanding	Convertible	Number of	Percentage
	Shares	/Exercisable	Shares	of
	Beneficially	Within	Beneficially	Beneficial
Name of Beneficial Owner	Owned	60 Days	Owned	Ownership
5% and Greater Stockholders
BlackRock, Inc.(1)	10,528,350	—	10,528,350	14.40%
Entities associated with Temasek Holdings (Private) Limited(2)	7,381,116	—	7,381,116	10.10%
JP Morgan Asset Management(3)	4,962,682	—	4,962,682	6.79%
Alliance Bernstein L.P.(4)	4,704,200	—	4,704,200	6.43%
State Street Global Advisors(5)	4,619,050	—	4,619,050	6.32%
The Vanguard Group, Inc.(6)	4,128,935	—	4,128,935	5.65%
Perceptive Advisors LLC(7)	4,671,836	—	4,671,836	6.39%
KKR Biosimilar L.P.(8)	3,036,576	894,774	3,931,350	5.31%

Named Executive Officers and Directors
Ali Satvat(9)	3,036,576	1,034,771	4,071,347	5.49%
Dennis M. Lanfear(10)	726,907	3,410,092	4,136,999	5.41%
James I. Healy, M.D., Ph.D.(11)	504,641	101,666	606,307	0.83%
Mats Wahlström(12)	—	326,387	326,387	0.44%
Vince Anicetti, Ph.D.(13)	53,402	246,021	299,423	0.41%
Vladimir Vexler, Ph.D.(14)	53,386	325,722	379,108	0.52%
V. Bryan Lawlis, Ph.D.(15)	—	207,907	207,907	0.28%
Mary T. Szela(16)	—	76,666	76,666	0.10%
Samuel Nussbaum, M.D.(17)	—	86,666	86,666	0.12%
Kimberly Tzoumakas(18)	—	16,666	16,666	0.02%
McDavid Stilwell(19)	10,000	—	10,000	0.01%
Alan C. Mendelson(20)	3,569	4,444	8,013	0.01%
Mark D. Stolper(21)	8,800	4,444	13,244	0.02%
All directors and executive officers as a group (13 persons)(22)	4,397,281	5,841,452	10,238,733	12.97%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Based on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 21, 2021, BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 10,528,350 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 10,349,587 shares of the Company’s common stock and sole power to dispose of 10,528,350 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)	Based on information contained in a Schedule 13F filed by Temasek Holdings (Private) Limited and its affiliates with the SEC on February 16, 2021. Consists of 7,381,116 shares directly owned V-Sciences Investments Pte Ltd (“V-Sciences”), a wholly-owned subsidiary of Temasek Life Sciences Private Limited (“Temasek Life Sciences”) as of December 31, 2020. Temasek Life Sciences is in turn a wholly-owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is in turn wholly-owned by

Temasek Holdings (Private) Limited (“Temasek”). Accordingly, each of Temasek Life Sciences, FMPL and Temasek may be deemed to have beneficially owned the 7,381,116 shares owned directly by V-Sciences. The address for V-Sciences, Temasek Life Sciences, FMPL and Temasek is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

(3)	Based on information contained in a Schedule 13G filed by JPMorgan Chase & Co., with the SEC on January 9, 2021, JPMorgan Chase & Co. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 4,962,682 shares of the Company’s common stock. JPMorgan Chase & Co. has sole power to vote 4,234,404 shares of the Company’s common stock and sole power to dispose of 4,953,582 shares of the Company’s common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(4)	Based on information contained in a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 16, 2021, AllianceBernstein L.P. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 4,704,200 shares of the Company’s common stock. AllianceBernstein L.P. has sole power to vote 4,343,522 shares of the Company’s common stock and sole power to dispose of 4,655,899 shares of the Company’s common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(5)	Based on information contained in a Schedule 13G filed by State Street Corporation with the SEC on February 16, 2021, State Street Corporation and its affiliates and subsidiaries have beneficial ownership of an aggregate of 4,619,050 shares of the Company’s common stock. State Street Corporation has shared power to vote 4,386,450 shares of the Company’s common stock and shared power to dispose of 4,619,050 shares of the Company’s common stock. The address for State Street Corporation is One Lincoln Street, Boston, MA 02111.

(6)	Based on information contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 16, 2021, The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 4,128,935 shares of the Company’s common stock. The Vanguard Group has shared power to vote 133,209 shares of the Company’s common stock and sole power to dispose 3,951,116 and shared power to dispose of 177,819 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Based on information contained in a Schedule 13G filed by Perceptive Advisors LLC with the SEC on February 17, 2021, Perceptive Advisors LLC and its affiliates and subsidiaries have beneficial ownership of an aggregate of 4,671,836 shares of the Company’s common stock. Perceptive Advisors LLC has shared power to vote 4,671,836 shares of the Company’s common stock and shared power to dispose of 4,671,836 shares of the Company’s common stock. The address for Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, NY 10003.

(8)	Consists of (i) 3,036,576 outstanding shares and (ii) 894,774 shares issuable upon conversion of $20,000,000 aggregate principal amount of Coherus’s 8.2% Convertible Senior Notes due 2022 (the “Notes”) owned directly by KKR Biosimilar L.P. Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 31, 2022. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. Ali Satvat, who is a member of our Board of Directors, is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Satvat disclaims beneficial ownership of all shares held by KKR Biosimilar L.P. except to the extent of his indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(9)	Consists of the shares held by KKR Biosimilar L.P. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 139,997 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.
(10)	Consists of (i) 446,684 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 193,258 shares of common stock held by Dennis M. Lanfear and (iv) 3,410,092 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Mr. Lanfear.

(11)	Consists of 434,555 shares of common stock held by Sofinnova Venture Partners VII, L.P. Dr. Healy is a managing member of Sofinnova Management VII, L.L.C., the general partner of Sofinnova Venture Partners VII, L.P., and disclaims beneficial ownership of the shares held by Sofinnova Venture Partners VII, L.P., except to the extent of his pecuniary interest therein. Also includes (i) 70,086 shares of common stock and (ii) 101,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.
(12)	Consists of (i) 44,739 shares issuable upon the conversion of $1,000,000 aggregate principal amount of Notes held by KMG Capital Partners, LLC and (ii) 281,648 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Mr. Wahlström. Mr. Wahlström is Chief Executive Officer and Chairman of KMG Capital Partners, LLC and of Leonard Capital, LLC. Mr. Wahlström disclaims beneficial ownership of the shares held by KMG Capital Partners, LLC and Leonard Capital, LLC, except to the extent of his pecuniary interest therein.
(13)	Consists of (i) 53,402 shares of common stock and (ii) 246,021 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Mr. Anicetti.
(14)	Consists of (i) 53,386 shares of common stock and (ii) 325,722 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Dr. Vexler.
(15)	Consists of 207,907 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Dr. Lawlis.
(16)	Consists of 76,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Ms. Szela.
(17)	Consists of 86,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Dr. Nussbaum.
(18)	Consists of 16,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Ms. Tzoumakas.
(19)	Consists of 10,000 shares of common stock held by Mr. Stilwell.
(20)	Consists of (i) 3,569 shares of common stock and (ii) 4,444 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Mr. Mendelson.
(21)	Consists of (i) 8,800 shares of common stock and (ii) 4,444 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021 by Mr. Stolper.
(22)	Includes (i) 4,004,780 shares held by entities affiliated with certain of our directors and (ii) 4,397,281 shares beneficially owned by our executive officers and directors, which includes the 4,004,780 shares held by such entities, 392,501 shares held by certain of our executive officers and directors, 939,513 shares issuable upon the conversion of Notes held by such entities and 4,901,939 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Use of Trademarks

Our logo and our other tradenames, trademarks and service marks appearing in this proxy statement are our property. Other tradenames, trademarks and service marks appearing in this proxy statement are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this proxy statement may appear without the ™ or ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

Annual Reports

This proxy statement is accompanied by our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.coherus.com. In addition, upon written request to the Company’s Corporate Secretary at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the 2021 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2021 Annual Meeting, then proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

/s/ McDavid Stilwell
McDavid Stilwell
Chief Financial Officer

Redwood City, California

April 09, 2021

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CHRS2021 COHERUS BIOSCIENCES, INC. 333 TWIN DOLPHIN DRIVE SUITE 600 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. REDWOOD CITY, CA 94065 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) V. Bryan Lawlis, Ph.D. 02) Kimberly J. Tzoumakas 03) Alan C. Mendelson The Board of Directors recommends you vote FOR proposal 2. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000503317_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com COHERUS BIOSCIENCES, INC. Annual Meeting of Stockholders May 21, 2021 1:00 p.m. PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dennis M. Lanfear and McDavid Stilwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coherus BioSciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. PDT on May 21, 2021, via the Internet at www.virtualshareholdermeeting.com/CHRS2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000503317_2 R1.0.0.177